Exhibit 99.2

Contacts:

Tim Steele, Head of PR & Media Relations, ABN AMRO Mellon

(t) +44 (0) 20 7163 5850            (m) +44 (0) 7921 231 837

tim.steele@abnamromellon.com

Piers Townsend, Head of PR, Corporate & Institutional, ABN AMRO

(t) +44 (0) 20 7678 8244            (m) +44 (0) 7876 131 276

piers.townsend@uk.abnamro.com

ABN AMRO and Mellon Agree to Change of Ownership

of ABN AMRO Mellon Global Securities Services

LONDON, July 5, 2007 – Mellon Bank N.A. has agreed to purchase ABN AMRO’s 50% share in ABN AMRO Mellon Global Securities Services B.V., the joint venture company established by the shareholders in 2003 to provide global custody and related services to institutions outside North America.

The transaction – which is subject to certain conditions including regulatory and other approvals – is expected to close during the third quarter of 2007, whereupon ABN AMRO Mellon will become a part of The Bank of New York Mellon Corporation, the new company created by the merger of The Bank of New York Company and Mellon Financial Corporation. Terms of the transaction were not disclosed.

“This is a landmark day for ABN AMRO Mellon, which since its inception has continually raised the bar – and clients’ expectations – when it comes to delivering service excellence and product innovation. As part of The Bank of New York Mellon, we will continue to provide our clients and staff with exciting new opportunities within the asset servicing sphere,” said Nadine Chakar, CEO of ABN AMRO Mellon. “Following its decision to merge with The Bank of New York, Mellon was keen to explore the possibility of taking full ownership of ABN AMRO Mellon. Both shareholders are in agreement that such a change of ownership is in the best interests of the JV and its clients. ABN AMRO remains one of our most important clients – we will continue to be ABN AMRO’s preferred provider.”

Chakar will retain her responsibilities as CEO of ABN AMRO Mellon in tandem with her new role within The Bank of New York Mellon, where she will be head of EMEA (Europe-Middle East-Africa) for the BNY Mellon Asset Servicing group. The ABN AMRO Mellon Managing Board also will remain in place.

“From the outset, the JV was structured to avoid disruption in the event of any change of ownership. Accordingly, ABN AMRO Mellon’s focus on our clients will not waver, and we will maintain the highest degree of operational continuity as we take our business to the next level,” Chakar added. “Relationships with existing clients will not change, with client-facing staff retaining their current roles supporting the same clients.”

ABN AMRO Mellon Global Securities Services B.V. is the 50-50 joint venture established by ABN AMRO Bank N.V. and Mellon Financial Corporation in 2003. It provides global custody and related services to institutions around the world outside North America. The company combines ABN AMRO’s worldwide servicing presence with Mellon’s advanced technology and product capabilities. Value-added products and services include compliance monitoring, investment accounting, performance measurement and analytics.

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Netherlands-based ABN AMRO is a leading international bank with total assets of EUR 1,054.60 billion (as at 31 March 2007). It has more than 4,500 branches in 53 countries, and has a staff of more than 107,000 full-time equivalents worldwide. ABN AMRO is listed on Euronext and the New York Stock Exchange.

The Bank of New York Mellon Corporation [NYSE: BK] is a global financial services company focused on helping clients move and manage their financial assets, operating in 37 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high net worth individuals, providing superior asset and wealth management, asset servicing, issuer services and treasury services through a worldwide client-focused team. It has more than $18 trillion in assets under custody and administration and $1 trillion in assets under management, and it services more than $11 trillion in outstanding debt. Additional information is available at www.bnymellon.com.

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